Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated January 12, 2015

North America Structured Investments

18m Callable Contingent Interest Notes

J.P.Morgan

Overview

May be appropriate for investors seeking contingent interest payments during the term of the notes. If any Underlying is less than its initial level and a Trigger Event, as defined below, has occurred investors have full downside exposure to the least performing of the Underlyings. Under these circumstances the payment at maturity will be made in cash based on the least performing Underlying.

The notes may be redeemed early, in whole but not in part, at our option.

You may lose some or all of your principal at maturity and may not receive any contingent interest payments. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Summary of Terms

Issuer:	JPMorgan Chase & Co.
Minimum Denomination:	$1,000.00
Underlyings:	The Russell 2000® Underlying (RTY), and EURO STOXX 50 ® Underlying (SX5E) (each, an "Index" and collectively, the "Indices") and the iShares ® MSCI Emerging Markets ETF (EEM) (the "Fund") (each of the Indices and the Fund, an "Underlying" and collectively, the "Underlyings")
Pricing Date:	January 14, 2015
Final Review Date:	July 14, 2016
Maturity Date:	July 21, 2016
Early Redemption:	We, at our election, may redeem the notes early , in whole but not in part, on any of the Interest Payment Dates(other than the final Interest Payment Date) at a price for which $1,000 plus any accrued and unpaid Contingent Interest Payment. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Interest Payment Dates on which the notes are redeemed early.
Review Dates:	Quarterly
Contingent Interest Rate:	At least 9.25% per annum
Interest Barrier:	With respect to each underlying, an amount that represents 70% of its Initial Underlying Value.
Trigger Level:	With respect to each underlying, an amount that represents 55% of its Initial Underlying Value.
Trigger Event:	A Trigger Event occurs if the Ending Underlying Level of any Underlying is less than its Trigger Level on the Final Review Date.
CUSIP:	48127D5T1

* To be determined on the Pricing Date, but not less than 9.25% per annum.

Payment at Maturity

If the notes have not been redeemed early and a Trigger event **has not** occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Least Performing Underlying is less than its Initial Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Underlying Return)

If the notes have not been redeemed early and a Trigger Event has occurred, you will lose more than 45% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary term sheet.

Hypothetical Returns**

	Payment at Maturity (9.25% per annum Contingent Interest Rate)	Payment at Maturity
Least Performing Underlying Return	If a Trigger Event Has Not Occurred	If a Trigger Event Has Occurred
60.00%	$1,023.125	N/A
40.00%	$1,023.125	N/A
20.00%	$1,023.125	N/A
5.00%	$1,023.125	N/A
0.00%	$1,023.125	N/A
-5.00%	$1,023.125	N/A
-20.00%	$1,023.125	N/A
-45.00%	$1,023.125	N/A
-45.01%	N/A	$549.90
-60.00%	N/A	$400.00
-80.00%	N/A	$200.00

Contingent Interest

If the Notes have not been redeemed early and the closing level or closing price, as applicable, of each underlying on any review date is greater than or equal to its Interest Barrier, you will receive on the applicable interest payment date a contingent interest payment equal to at least 2.3125%*.

If the closing level or closing price, as applicable, of any Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

** The hypothetical returns and hypothetical interest payments on the notes shown above apply only if you hold the notes for their entire term or until redeemed early. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical interest payments shown above would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments

18m Callable Contingent Interest Notes

Selected Benefits
[] The notes offer a higher interest rate than the yield currently available on debt securities of comparable maturity issued by us.
[] Quarterly contingent interest payments of at least 9.25% per annum.
Selected Risks
[] Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.
[] The notes do not guarantee the payment of interest and may not pay interest at all.
[] Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to maturity are subject to changes in the market's view of our creditworthiness.
[] You are exposed to the risks of the decline in value of each Underlying.
[] Your payment at maturity may be determined by the least performing
Underlying.
[] Return is limited to any contingent interest payments regardless of any appreciation of the Underlyings, which may be significant.
[] If the notes have not been redeemed early and a Trigger Event has occurred, you will lose 1% of your principal for every 1% that the final level of the least performing Underlying is less than its Initial Level.
[] The benefit provided by the Trigger Level may terminate on the Final Review
Date
[] The optional redemption feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.
[] No dividend payments, voting rights, or ownership rights with the securities included in any Underlying.
[] You are exposed to the risks associated with small capitalization companies.

[] No direct exposure to fluctuations in foreign exchange rates with respect to the Euro Stoxx 50 [R] Index.
[] The Fund is subject to currently exchange risk and risks associated with emerging markets.
[] The equity securities underlying the Fund and the Euro Stoxx 50 [R] Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries.
[] The Anti-dilution protection for the Fund is limited, and there may be differences between the Fund and its underlying Index.

Selected Risks (continued)
[] JPMS' estimated value does not represent future values and may differ from others' estimates.
[] The notes' value which may be reflected in customer account statements may be higher than JPMS' then current estimated value.
[] JPMS' estimated value is not determined by reference to our credit spreads for our conventional fixed rate debt.
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making the assumptions to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.
[] The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer
SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
& Co. has filed with the SEC for more complete information about JPMorgan Chase
& Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free
1-866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

J.P. Morgan Structured Investments | 1 800 576 3529 |
jpm_structured_investments@jpmorgan.com